Exhibit 10.39

UNILIFE MEDICAL SOLUTIONS
633, Lowther Road
Lewisbury PA
17339 USA

Antony, January 29, 2010
To the attention of Alan Shortall
Dear sir,
This letter is written to you in connection with the two agreements executed on June 30th 2009, between Unilife Medical Solutions and Sanofi Winthrop Industrie namely the Industrialisation Agreement and the 1st Amendment to the Exclusive Agreement, hereafter “the Agreements”.
In the Agreements, timelines are inserted in relation to the completion of the project plan and milestones deliverables (Industrialisation Agreement) and to the definition of therapeutic classes for the exclusivity provisions (1st Amendment to the Exclusive Agreement). The parties intended that those timelines refer to Business Days (i.e., “any day which is not a Saturday, a Sunday or a public holiday, in France, in the United States and/or in Australia”).
Unilife Medical Solutions and Sanofi Winthrop Industrie having further discussed these timelines after the execution of the Agreements and identified the need for some clarification and simplification, this present letter is intended to express and confirm their mutual agreements in relation to such timelines.
Unilife Medical Solutions and Sanofi Winthrop Industrie agree as follows:
• with regard the project plan and milestone deliverables, 60 Business Days shall be considered as the period starting with the Execution Date until September 30th 2009,
• with regard the definition of therapeutic classes, 120 Business Days for Sanofi Winthrop Industrie to submit a proposal and 60 Business Days necessary for the Parties to agree on the final list, shall be considered as the period starting with the Execution Date until November 30th 2009, then February 28th 2010.

For the sake of good order, we would appreciate that you send us back at your earliest convenience the attached copy of the present letter duly dated and signed.
Sincerely yours,

/s/ Valerie Thomas Valerie Thomas
Associate Vice President Legal Industrial Affairs
Date: January 29, 2010

For and on behalf of Unilife Medical Solutions

/s/ Alan Shortall Alan Shortall
CEO